Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Dresser Industries, Inc. of our report dated December 30, 1992, relating to the consolidated financial statements of Dresser Industries, Inc. which appears on page 23 of Dresser Industries, Inc.'s Annual Report on Form 10-K/A for the year ended October 31, 1992 and our report dated November 12, 1992 relating to the consolidated financial statements of Dresser-Rand Company which appears on page 69 of such Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report on the Dresser Industries, Inc. Financial Statement Schedules which appears on page 60 and our report on the Dresser-Rand Financial Statement Schedules which appears on page 85 of such Annual Report on Form 10-K/A.



    /s/PRICE WATERHOUSE
    Price Waterhouse
    Dallas, Texas
    January 25, 1994
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